Shareholder meeting results (Unaudited)
February 27, 2014 special meeting
At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single
class, as follows:
      Votes for      Votes withheld
Liaquat Ahamed		 5,415,154,963    14,207,845
Ravi Akhoury             5,415,184,974     14,177,833
Barbara M. Baumann       5,415,851,291     13,511,517
Jameson A. Baxter        5,415,767,570     13,595,238
Charles B. Curtis        5,415,854,394     13,508,413
Robert J. Darretta       5,416,022,043     13,340,765
Katinka Domotorff y      5,415,419,173     13,943,635
John A. Hill             5,415,885,634     13,477,174
Paul L. Joskow           5,416,010,424     13,352,383
Kenneth R. Leibler       5,415,817,292      13,545,516
Robert E. Patterson      5,415,985,292      13,377,516
George Putnam, III       5,415,959,400      13,403,408
Robert L. Reynolds       5,416,108,530      13,254,278
W. Thomas Stephens       5,415,918,406      13,444,402


A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for   	  Votes against    	  Abstentions 	Broker non-
votes
5,234,359,081   33,570,449      18,267,087         143,166,192


A proposal to approve a new management contract between the fund and Putnam Management was approvedas follows:


Votes for     Votes against        Abstentions  Broker non-votes
1,704,751     14,767              9,825           65,688





All tabulations are rounded to the nearest whole number.